UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 11, 2012

Affinity Gaming, LLC
(Exact name of registrant as specified in its charter)

Nevada	000-54085	02-0815199
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3755 Breakthrough Way Suite 300 Las Vegas, NV	89135	(702) 341-2400
(Address of principal executive offices)	(Zip Code)	(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e). Compensatory Arrangements of Certain Officers.

On November 11, 2012, we entered into an Agreement for Consulting Services with Ferenc B. Szony, our current chief operating officer, pursuant to which Mr. Szony will provide certain consulting services on our behalf to Hotspur Casinos Nevada, Inc., the operator of the Rampart Casino at the J.W. Marriott Resort in Las Vegas. The consulting agreement will only become effective upon consummation of the sale of our Sands Regency Casino Hotel in Reno, Nevada, the Gold Ranch Casino & RV Resort in Verdi, Nevada, and the Dayton Depot Casino in Dayton, Nevada to Truckee Gaming, LLC, as previously disclosed in a Current Report on Form 8-K filed with the SEC on September 10, 2012. The sale of the three casino properties to Truckee Gaming is conditioned upon the approval of applicable gaming authorities and other customary conditions. We currently expect the closing to occur in the first half of 2013, although we cannot assure you that the proposed transactions will be consummated within this time period or at all.

Upon consummation of the sale to Truckee Gaming, Mr. Szony intends to resign his current position with us to become a managing principal at Truckee Gaming. In such event, the consulting agreement will become effective and will require Mr. Szony to provide consulting services as described above until the expiration of our separate consulting agreement with Hotspur, unless we or Mr. Szony terminate his consulting agreement with us sooner. Mr. Szony's consulting agreement with us entitles him to receive $150,000 per year in equal monthly installments, plus certain necessary expenses. The consulting agreement also contains confidentiality, work-for-hire, non-solicitation and indemnification provisions.

The foregoing description of our consulting agreement with Mr. Szony is qualified in its entirety by reference to the complete copy of the agreement, which we intend to file as an exhibit to our 2012 Annual Report on Form 10-K.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned hereunto duly authorized.

Affinity Gaming, LLC

Date:	November 16, 2012	By:	/s/ J. Christopher Krabiel
J. Christopher Krabiel
Chief Financial Officer and Treasurer